UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 1, 2006

HEWITT ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31351	47-0851756
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Half Day Road, Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

Registrants’ telephone number, including area code: (847) 295-5000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 1, 2006, the Compensation and Leadership Committee of the Board of Directors (the “Committee”) of Hewitt Associates, Inc. (the “Company”) approved compensation for 2007 for certain senior executives, including those individuals who are the four most highly compensated executive officers for fiscal 2006, in addition to the Company’s Chief Executive Officer (collectively, “named executive officers”). No significant changes were made to the compensation programs in which these individuals participate, other than changes to the Company’s performance share award program. For fiscal 2007, performance share units will be granted based on the Company’s fiscal 2007 earnings per share, operating income, and revenue for the period. Paid out shares at the rate of one share of common stock for each unit shall vest 100% on September 30, 2009. The previous program used as measures the Company’s three-year annualized revenue growth and the Company’s three-year cumulative economic profit.

The targeted performance share unit awards for the Company’s named executive officers are as follows:

Name	Target Performance Units
Russ Fradin	62,500	*
Perry Brandorff	13,500
John Park	11,500
Julie Gordon	10,000
John Ryan	7,500

The actual performance share unit awards will be paid out at target number if performance measures are achieved. Actual payout can range from 0-200% of target.

*	Mr. Fradin’s grant is per his employment agreement.

Attached as Exhibit 99.1 is a copy of the Company’s Performance Share Program Award Agreement for fiscal year 2007.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Form of fiscal year 2007 Performance Share Program Award Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEWITT ASSOCIATES, INC.

By:	/s/ John M. Ryan
Name:	John M. Ryan
Title:	Chief Legal Officer

Date: December 7, 2006

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Exhibit Index

Number	Description
99.1	Form of fiscal year 2007 Performance Share Program Award Agreement

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